March 13, 2021

Liren Chen

Dear Liren:

On behalf of InterDigital, Inc. (“InterDigital”), I am pleased to offer you the opportunity to join InterDigital as President & Chief Executive Officer. You will be a member of the InterDigital Board of Directors. You will report to our Board of Directors.

Start Date: Your start date will be April 5, 2021. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of InterDigital’s interest.

Location: You will be primarily based in an InterDigital facility to be mutually agreed upon; subject, however, to reasonable business travel to or work in other countries or regions consistent with your duties as President & Chief Executive Officer of InterDigital.

Remuneration: Your annual base salary will be $690,000, which will be paid in bi-weekly installments, less taxes and other deductions as required by law or elected by you for benefits coverage, 401(k) participation, etc. You have been identified as an exempt employee and you will be paid in accordance with InterDigital’s standard payroll cycle, which occurs every other Friday.

Sign-on Cash Bonus: You will receive a sign-on cash bonus in the amount of $1,500,000, less taxes and other deductions as required by law, payable in three (3) equal installments as follows:
1/3 upon Start Date (with first paycheck)
1/3 upon 6-month anniversary of Start Date
1/3 upon 1-year anniversary of Start Date

You must be employed at the time of payment to receive the installment, provided, however, that if you are involuntarily terminated without Cause (as defined in the Term Sheet attached hereto as Appendix A), resign for Good Reason (as defined in the attached Term Sheet), die or become disabled, then payment of the remaining installment(s), as applicable, shall be made as soon as practicable (but in no event later than 14 days) following your termination.
Annual Incentive: You will be eligible to participate in InterDigital’s annual bonus plan (currently referred to as the InterDigital Short-Term Incentive Plan (“STIP”))1. Your target STIP amount will be 100% of your annual base salary and your maximum STIP payout will be 200% of your annual base salary. Payouts under the STIP are determined based upon a combination of personal and company performance and are contingent upon your continued employment through the end of the calendar year to which the bonus relates. The STIP performance goals and payouts for the 2021 calendar year are set forth on Appendix B hereto.

Long Term Incentive: You will be eligible to participate in InterDigital’s Long Term Compensation Program (“LTCP”), pursuant to the terms and conditions of the 2017 InterDigital Stock Plan, as amended. For the 2021
1 InterDigital reserves complete and sole discretion to determine whether any bonuses will be paid and if so, to set any eligibility criteria, the amount of bonuses (if any) and the timing of bonus payments (if any).

LTCP Cycle2, you will receive equity awards with a target value of $3,300,000, allocated as follows and as further detailed (including as to vesting schedule and treatment on termination of employment) in the attached Term Sheet:

1/3 granted in time-based Restricted Stock Units (“RSUs”)
1/3 granted in performance based Restricted Stock Units (“PSUs”)
1/3 granted in performance-based options

The number of RSUs and PSUs will each be determined by dividing $1,100,000 by the 10 trading-day average closing price of InterDigital’s common stock for the period that ends on the last trading day before the date of this offer letter (the “Conversion Price”). The number of performance-based options will be determined in accordance with InterDigital’s usual equity award valuation methodology, but assuming for this purpose a fair market value per share of InterDigital common stock equal to the Conversion Price.

New Hire Equity Award: You will receive a new hire equity award pursuant to the terms and conditions of the 2017 InterDigital Stock Plan, as amended, with a value of $7,500,000, allocated as follows:

$3,500,000 time-based RSUs, that will vest in 3 equal installments on the anniversary of the Start Date, subject to continued employment through the vest date and as further described in the attached Term Sheet;

$2,000,000 performance based RSUs vesting, if at all, based on achievement of the Diversified Revenue Platform Goals, as described in the attached Term Sheet and Appendix C hereto (the “Diversified Revenue Platform Goals”), and continued employment through the vest date and as further described in the attached Term Sheet;

$2,000,000 in performance-based options with a 10 year term, vesting, if at all, based on the achievement of the Diversified Revenue Platform Goals, and continued employment through the vest date and as further described in the attached Term Sheet.

New hire equity awards will be granted the later of the 15th of the month of commencement of employment or 3 days post-employment commencement. The attached Term Sheet describes additional terms of the sign-on equity award, including relating to treatment on termination of employment. The number of time-based RSUs will be determined by dividing $3,500,000 by the Conversion Price, the number of performance-based RSUs will be determined by dividing $2,000,000 by the Conversion Price, and the number of performance-based options will be determined in accordance with InterDigital’s usual equity award valuation methodology, but assuming a fair market value per share of InterDigital common stock equal to the Conversion Price.

Relocation: You will receive relocation assistance through InterDigital’s relocation service provider, Global Mobility Solutions, when needed to have your primary place of residence located within commuting distance of an agreed InterDigital facility.

Severance: You will be eligible to participate in Executive Severance & Change in Control Plan pursuant to the terms and conditions thereof, with such modified terms as further described in the attached Term Sheet.

2 LTCP participation target and allocation among components is approved annually by the Compensation Committee of InterDigital, Inc.

InterDigital Deferred Compensation Plan: InterDigital will make a discretionary Company contribution to the InterDigital Deferred Compensation Plan within 10 days of your start date in the amount of $3,000,000, which will vest $1,500,000 on your start date, and $500,000 on each of January 1, 2022, January 1, 2023, and January 1, 2024, subject to accelerated vesting as outlined on the attached Term Sheet.
Documentation confirming distribution from current employer’s deferred compensation program upon separation required prior to contribution by InterDigital.
Employee Benefits: As a regular, full-time employee, you will be eligible to participate in the company’s health and welfare benefit programs in effect from time to time as are made available to other similarly situated employees of InterDigital, and in accordance with and subject to the terms and conditions of such plans and programs.

Paid Time Off: In addition, you will be eligible to accrue 25 days of paid time off (PTO) per year (exclusive of regular holidays). Accrued but unused PTO will carry over from year-to-year and will be cashed out in full upon your termination for any reason.

Employment at Will: Your employment with InterDigital is “at-will” and may be terminated by you or InterDigital at any time, for any reason or for no reason at all, and with or without prior notice, subject, if applicable, to the terms of the InterDigital Executive Severance and Change of Control Plan and the attached Term Sheet. An Executive Severance and Change in Control Policy Participation Agreement will be provided for your execution.

Pre-Employment Requirements: This offer of employment is contingent upon the following:

1.Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment.
2.Your completion of the attached Export Control Questionnaire.
3.Your execution of our Non-Disclosure and Assignment of Ideas Agreement (“NDAIA”). During your employment with InterDigital, you will have access to confidential and proprietary information, therefore, in order to have access to such information, you are required to sign our NDAIA. A copy of the NDAIA is enclosed for your review.
4.Your acknowledgment of InterDigital’s Code of Ethics. A copy of the Code of Ethics is enclosed for your review.
This offer will be withdrawn if any of the above conditions are not satisfied.

The appendices hereto are incorporated herein by reference in their entirety and made a part hereof.

By accepting this offer, you confirm that you (i) are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employee, and (ii) have not taken any actions which could give rise to any claims by your current or any former employer against InterDigital. You also confirm that you will inform InterDigital about any such restrictions and provide InterDigital with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities.

InterDigital does not want to benefit from any proprietary or other information, in any form, that you are under a duty not to use or divulge, whether it be from your current employer or any other person or entity. Therefore, you further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to InterDigital without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with InterDigital. Therefore, if you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. We further urge you to contact the appropriate officials at your current employer as soon as possible in order that they can determine the appropriate security measures pertaining to your access to company information (if they so desire) to assure themselves regarding any unauthorized use or disclosure of information.

We are excited at the prospect of you joining our organization and look forward to your acceptance of this offer. If you accept the terms of this offer, please sign below.

Sincerely,

/s/ Melissa Leneis

InterDigital, Inc.
Melissa Leneis
Chief Human Resources Officer

I have read and understood the provisions of this offer of employment, and I accept the above offer.

SIGNED: /s/ Liren Chen                  Date: 3/13/2021

Appendix A

Term Sheet

{Attached}

Chief Executive Officer Terms of Employment
Name	Liren Chen (“Executive”)
Employing Entity	InterDigital, Inc.
Title	President and Chief Executive Officer
Board of Directors	Member of Board of Directors of InterDigital, Inc.
Start Date	April 5, 2021
Principal Place of Employment	An InterDigital facility to be mutually agreed upon.
Base Salary	$690,000
Short Term Incentive Plan (“STIP”)	Annual Bonus (“STIP”) target of at least 100% annual base salary; payouts under the STIP are determined based upon a combination of personal and company performance and are contingent upon your continued employment through the end of the calendar year. Maximum bonus payout is 200% of target based on superior achievement.
Sign-on Cash Bonus
$1,500,000 payable in three (3) equal installments as follows:

1/3 upon start date (with first paycheck)
1/3 upon 6-month anniversary of start date
1/3 1-year anniversary of start date

Must be employed at time of payment to receive installment, provided, however, that if Executive is involuntarily terminated without Cause (defined below), resigns for Good Reason (defined below), dies or becomes disabled, then payment of the remaining installment (if applicable) shall be made upon Executive’s termination.

Participation in the Long-Term Compensation Plan (“LTCP”)
A 2021 Long Term Incentive target of $3,300,000, allocated as follows*:

1/3 granted in time-based RSUs that will vest in three (3) equal installments, on the anniversary of grant date;

1/3 granted in performance-based RSUs, vesting, if at all, based on achievement of the 2021 LTCP Goal(s) and continued employment with InterDigital through vest date; and

1/3 granted in performance-based stock options with a 10-year term, vesting, if at all, based on achievement of the 2021 LTCP Goal(s) and continued employment with InterDigital through vest date; additionally, shares acquired upon exercise must be held for a period of 2 years following the date of vesting.

Goal achievement for performance based RSUs and options at threshold will result in 50% payout; at target will result in 100% payout; and at maximum will result in 200% payout; achievement between the threshold and target or target and maximum will result in a payout determined by linear interpolation.

2021 LTCP Goal(s) will be finalized in Q1-2021 and will measure achievement of performance goals on December 31, 2023 and/or December 31, 2025; long-term compensation goals typically have a 3 to 5 year performance period and vest by March 15 of the year following the end of the performance period.

In the event of termination without Cause (defined below), for Good Reason (defined below), death or disability, annual LTCP awards will vest as follows[3]:

Time-based RSUs will vest on a pro-rated basis; and

Performance-based RSUs and options will vest on a pro-rated basis, if termination without Cause, resignation for Good Reason, death or disability occurs during the last year of the performance period, based on actual achievement.

In the event of termination without Cause (defined below), for Good Reason (defined below), death or disability, in connection with or during 24 months following a change in control, annual LTCP awards will vest as follows:

Time-based RSUs will vest in full; and

Performance-based RSUs and options will vest in full, with performance deemed satisfied at the greater of “target” or actual achievement (as measured on the date of termination).

[3] Each grant is subject to the terms and conditions of the accompanying Award Agreement and 2017 InterDigital Stock Plan.

InterDigital Deferred Compensation Plan
Discretionary Company Contribution to the InterDigital Deferred Compensation Plan in the amount of $3,000,000, which will vest $1,500,000 on your start date, and $500,000 on each of January 1, 2022, January 1, 2023, and January 1, 2024; provided, however that vesting will accelerate in full the event of termination without Cause (defined below), for Good Reason (defined below), death or disability.
Contribution invested in investment options eligible as part of the InterDigital Deferred Compensation Program which are similar to those under our 401(k) plan and subject to the terms and conditions of the InterDigital Deferred Compensation Program.
Company stock is not an available investment option included in the Deferred Compensation Program.

New Hire Equity Award
Equity award of $7,500,000, allocated as follows:

$3,500,000 time-based RSUs, that will vest in 3 equal installments on the anniversary of start date;

$2,000,000 performance based RSUs vesting, if at all, based on achievement of the Diversified Revenue Platform Goals (as described in the attached) and continued employment through the vest date;

$2,000,000 in performance-based options with a 10-year term, vesting, if at all, based on the achievement of the Diversified Revenue Platform Goals and continued employment through the vest date; additionally, shares acquired upon exercise must be held for a period of 2 years following the date of vesting.

New Hire equity awards will be granted the later of the 15th of the month of commencement of employment or 3 days post-employment commencement.

In the event of termination without Cause (defined below), for Good Reason (defined below), death or disability, new hire time-based RSUs will vest in full upon termination date.

In the event of termination without Cause (defined below), for Good Reason (defined below), death or disability, in connection with or during 24 months following a change in control, New Hire equity awards will vest as follows:

Time-based RSUs will vest in full; and

Performance-based RSUs and options will vest in full, with performance deemed satisfied at the greater of “target” or actual achievement (as measured on the date of termination).

Relocation	You will receive relocation assistance through InterDigital’s relocation service provider, Global Mobility Solutions, when needed to have your primary place of residence located within commuting distance of an agreed upon InterDigital facility.
Benefits	You will be eligible to participate in health and welfare benefit programs in effect from time to time as are made available to other similarly situated employees of InterDigital and in accordance with and subject to the terms and conditions of such plans or programs.
Severance
Participation in Executive Severance & Change in Control Plan with the following modified terms:

If your employment is terminated without Cause or for Good Reason during the first twelve (12) months of employment with InterDigital, you will receive:

•Lump sum payment equal to 300% (300% if such termination occurs within 24 months following Change in Control) of sum of base salary and STIP Target;
•18 months (24 months if such termination occurs within 24 months following Change in Control) COBRA premium reimbursement for self and family;
•Accelerated vesting of outstanding equity awards as provided in individual award agreements.

If your employment is terminated without Cause or for Good Reason between the first and second anniversary of your start date, you will receive:

•Lump sum payment equal to 200% (250% if such termination occurs within 24 months following Change in Control) of sum of base salary and STIP Target;
•18 months (24 months if such termination occurs within 24 months following Change in Control) COBRA premium reimbursement for self and family;
•Accelerated vesting of outstanding equity awards as provided in individual award agreements.

If your employment is terminated without Cause or for Good Reason after the second anniversary of your start date, you will receive:
•Lump sum payment equal to 200% (250% if such termination occurs within 24 months following Change in Control) of base salary;
•18 months (24 months if such termination occurs within 24 months following Change in Control) COBRA premium reimbursement for self and family;
•Accelerated vesting of outstanding equity awards as provided in individual award agreements.

Definitions:
For purposes of this term sheet:

“Cause” means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations to the Company, in each case which results in material harm to the business or reputation of the Company; (ii) Executive’s willful and material breach of his Nondisclosure and Assignment of Ideas Agreement (“NDAIA”); or (iii) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, any felony, or any crime of moral turpitude; or (iv) the Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors.

“Good Reason” means Executive’s termination of his employment in accordance with the next sentence after the occurrence of one or more of the following events without Executive’s express written consent: (i) a material diminution in Executive’s base salary or target bonus opportunity under the incentive plan as in effect for the year in which the termination occurs; (ii) a material diminution in Executive’s title, authority, duties or responsibilities; (iii) a material failure to comply with payment of Executive’s compensation; (iv) relocation of Executive’s primary office more than 50 miles from Executive’s then-current office; or (v) any other action or inaction that constitutes a material breach by the Company of the Executive Severance Policy or NDAIA Good Reason shall only exist if Executive provides a notice of termination for Good Reason to the Company within ninety (90) days after the initial existence of such grounds and the Company has had thirty (60) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within ninety (60) days following the end of such sixty (60) day period within which the Company was entitled to remedy the course of conduct constituting Good Reason but failed to do so, then Executive shall be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

* InterDigital LTCP awards are discretionary and require annual approval from the Compensation Committee. Each grant is subject to the terms and conditions of the accompanying Award Agreement and 2017 InterDigital Stock Plan.